Exhibit 99(d)
[On Latham & Watkins Letterhead]
April 26, 2010
Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Re: Preferred American Depositary Shares evidenced by American Depositary Receipts for deposited preferred shares of Mechel OAO
Ladies and Gentlemen:
     We refer to the Registration Statement on Form F-6 (the Registration Statement) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Securities Act), relating to 80,000,000 (eighty million) Preferred American Depositary Shares (Preferred ADSs) evidenced by American Depositary Receipts (ADRs), each Preferred ADS representing the right to receive one-half of a preferred share, par value 10 Rubles (ten rubles) each (Preferred Shares) of Mechel OAO, a company organized under the laws of the Russian Federation (the Company).
     In arriving at the opinion expressed below, we have reviewed the following documents:
(a)	the Amended and Restated Deposit Agreement, a form of which is set forth as an exhibit to the Registration Statement, among the Company, Deutsche Bank Trust Company Americas, as depositary (the Depositary), and the holders and beneficial owners of the Preferred ADSs evidenced by the ADRs issued thereunder (the Deposit Agreement); and

(b)	the Registration Statement.
     In addition, we have reviewed such other documents and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies, and that the signatures on all documents examined by us are genuine. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have assumed that each of the Company and the Depositary has all requisite corporate power to enter into, and will duly authorize, execute and deliver, the Deposit Agreement, and will obtain all governmental licenses and approvals, and make all filings with governmental authorities, that may be necessary for the execution, delivery and performance of their respective obligations under the Deposit Agreement, that the Deposit Agreement will constitute the valid, legally binding and enforceable obligations of the parties thereto, that the Preferred ADSs and the ADRs will conform to the forms examined by us and that, insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.
     Based upon and subject to the foregoing, we are of the opinion that when the Deposit Agreement has been duly authorized, executed and delivered, the Registration Statement has become effective under the Securities Act and the Preferred ADSs covered thereby are evidenced by ADRs that have been duly executed and delivered by the Depositary and are issued in accordance with the terms of the Deposit Agreement, such Preferred ADSs will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and such ADRs.
     The foregoing opinion is limited to the laws of the State of New York. We express no opinion as to the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Latham & Watkins LLP